UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2014 (September 25, 2014)

_________________

CHIQUITAFYFFES LIMITED

(Exact Name of Registrant as Specified in its Charter)

_________________

Ireland	333-195564	98-1187041
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Riverside One Sir John Rogerson’s Quay Dublin 2, Ireland
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +353(1) 829-0000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Amendment No. 1 to the Transaction Agreement

As previously announced, on March 10, 2014, Chiquita Brands International, Inc., a New Jersey corporation (“Chiquita”), Fyffes plc, a public limited company organized under the laws of Ireland (“Fyffes”), ChiquitaFyffes Limited (formerly known as Twombly One Limited), a private limited company organized under the laws of Ireland (“ChiquitaFyffes”), CBII Holding Corporation, a Delaware corporation and wholly owned subsidiary of ChiquitaFyffes (“US Holdco”), and Chicago Merger Sub, Inc., a New Jersey corporation and wholly owned subsidiary of US Holdco (“Merger Sub”) entered into a transaction agreement (the “Transaction Agreement”), pursuant to which Fyffes was to combine with Chiquita (the “Combination”). Pursuant to the transactions contemplated by the Transaction Agreement, ChiquitaFyffes would have acquired all of the outstanding shares of Fyffes from Fyffes shareholders for newly issued ordinary shares of ChiquitaFyffes pursuant to a scheme of arrangement under Section 201 of the Irish Companies Act of 1963 (the “Scheme”). Immediately following and conditioned upon the consummation of the Scheme, Merger Sub would have merged with and into Chiquita (the “Merger”), with Chiquita surviving the Merger. As a result of the Scheme and the Merger, both Chiquita and Fyffes would have become wholly owned subsidiaries of ChiquitaFyffes.

On September 25, 2014, Chiquita, Fyffes, ChiquitaFyffes, US Holdco and Merger Sub entered into Amendment No. 1 to the Transaction Agreement (the “Amendment”), so that, among other things, at the effective time of the Scheme, the holder of each Fyffes ordinary share issued and outstanding immediately prior to completion of the Scheme would have obtained the right to receive from ChiquitaFyffes 0.1113 of a ChiquitaFyffes ordinary share. Upon completion of the Combination, Chiquita shareholders would have owned approximately 59.6% of ChiquitaFyffes, an increase from 50.7% under the unamended Transaction Agreement, and Fyffes shareholders would have owned approximately 40.4% of ChiquitaFyffes, on a fully diluted basis. The Amendment also provided that Fyffes had the right to terminate the Transaction Agreement if Chiquita shareholder approval was not obtained on or prior to October 24, 2014. In such event, Fyffes was entitled to a termination fee if Chiquita entered into another transaction within nine months.

The foregoing description of the terms of the Amendment is only a summary, does not purport to be complete, and is qualified in its entirety by the complete text of the Amendment, a copy of which has been filed as Annex A to the prospectus supplement of ChiquitaFyffes dated October 10, 2014, and is incorporated herein by reference. The Transaction Agreement, as amended, contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of the contracts between the parties and may be subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of those contracts. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Item 1.02	Termination of a Material Definitive Agreement

Termination of the Transaction Agreement

On October 24, 2014, Chiquita and Fyffes provided to each other a notice of termination of the Transaction Agreement, as amended. Chiquita terminated the Transaction Agreement pursuant to Clause 9.1(a)(i)(B) thereof. A description of the terms of the Transaction Agreement was included in the prospectus of ChiquitaFyffes dated August 6, 2014 and filed with the Securities and Exchange Commission (the “SEC”) on that date. A description of the terms of the Amendment is included in Item 1.01 of this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NO.	DESCRIPTION

2.1	Amendment No. 1 to the Transaction Agreement, dated September 25, 2014, between Chiquita, Fyffes, ChiquitaFyffes, US Holdco and Merger Sub (incorporated by reference to Annex A to the prospectus supplement of ChiquitaFyffes dated October 10, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2014
CHIQUITAFYFFES LIMITED

	By:	/s/ Brian W. Kocher
	Name:	Brian W. Kocher
	Title:	Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

2.1	Amendment No. 1 to the Transaction Agreement, dated September 25, 2014, between Chiquita, Fyffes, ChiquitaFyffes, US Holdco and Merger Sub (incorporated by reference to Annex A to the prospectus supplement of ChiquitaFyffes dated October 10, 2014).